Exhibit 16.1

April 2, 2015
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated March 30, 2015 of BlueLinx Holdings Inc. and are in agreement with the statements contained in the second and third paragraphs on page
2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP